EXHIBIT 10.1
Named Executive Officer Salary and Bonus Arrangements for 2019
Base Salaries
The base salaries for fiscal 2019, which are effective as of June 30, 2019, for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company"), who will be named in the compensation table that will appear in the Company's upcoming 2018 Annual Meeting proxy statement are as follows:
Name and Title	Base Salary
Greg A. Steffens President and Chief Executive Officer, Southern Missouri Bancorp, Inc., and Southern Bank	$ 378,000
Matthew T. Funke Executive Vice-President and Chief Financial Officer, Southern Missouri Bancorp, Inc., and Southern Bank	217,000
Justin G. Cox Regional President, Southern Missouri Bancorp., Inc., and Southern Bank	217,000
Mark E. Hecker Executive Vice-President and Chief Credit Officer Southern Missouri Bancorp, Inc., and Southern Bank	238,000

Rick A. Windes Executive Vice-President and Chief Lending Officer Southern Missouri Bancorp, Inc., and Southern Bank	232,000

Description of 2019 Bonus Arrangement
The Company does not have a formal cash bonus plan in place for named executive officers. For fiscal 2019, fiscal 2018, and fiscal 2017, all executive officers received cash bonuses. In determining the amount of cash bonuses to award, the compensation committee and board of directors primarily consider the Company’s results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors.
Additional information about the 2019 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2019, a copy of which will be filed not later than 120 days after the close of the fiscal year.